EXHIBIT 5.1


                             Davis Polk & Wardwell
                              450 Lexington Avenue
                              New York, N.Y. 10017
                                  212-450-4000


                                                     June 4, 1999



Borg-Warner Security Corporation
200 South Michigan Avenue
Chicago, IL 60604

Dear Sirs:

     We have acted as counsel for Borg-Warner Security Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement of the Company on Form S-3 (File No. 333-79041) (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") on May 21, 1999, as amended, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,850,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, to be sold pursuant to the Registration Statement by the selling shareholders named therein.

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     With reference to the Registration Statement, we are of the opinion that:

     (i) the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

     (ii) the Shares have been duly authorized and legally issued, and are fully paid and nonassessable.

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     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

     We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement.

                                               Very truly yours,